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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS

Board of Directors
Sizeler Property Investors, Inc.:

We consent to incorporation by reference in the registration statement (No. 33-76134) on Form S-3 and in the registration statement (No. 333-16073) on Form S-8 of Sizeler Property Investors, Inc. of our report dated January 29, 1998, relating to the consolidated balance sheets of Sizeler Property Investors, Inc. and subsidiaries as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and the related financial statement schedules, which report appears in the December 31, 1997 annual report on Form 10-K of Sizeler Property Investors, Inc.

                                        KPMG PEAT MARWICK LLP

New Orleans, Louisiana
March 25, 1998